                                                                   Exhibit 10.15

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement, dated this 2nd day of September, 1998, is by and between Ivey Mechanical Company, Inc., a Mississippi corporation (the "Company") and Joseph M. Ivey, a resident of the State of Mississippi ("Employee").

                                R E C I T A L S


     The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   AGREEMENTS

     1.   Employment; Term.  The term of this Agreement shall begin on the date
          ----------------
hereof and continue for two (2) years (the "Term"), and, unless terminated as herein provided, may be extended on such terms and conditions as the parties hereto mutually agree.

     2.   Position and Duties.  The Company hereby employs Employee as
          -------------------
Chairman and Chief Executive Officer of Company. Employee shall have such responsibilities, duties and authority as are accorded to the office of Chairman and Chief Executive Officer, and/or otherwise assigned to him by the Board of Directors of Consolidation Capital Corporation and/or the Company's Board of Directors (the "Board"). Employee shall report directly to the Board. Employee shall be responsible for all employment decisions, including, but not limited to all decisions to hire, retain and/or terminate other Company employees.

3.   Compensation.  For all services rendered by Employee, the Company shall
     ------------
compensate Employee as follows:

        (a) Base Salary. Effective on the date, hereof, the base salary payable to Employee shall be Two Hundred Ten Thousand Dollars ($210,000.00) per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

        (b) Incentive Bonus Plan. Company agrees to establish an Incentive Bonus Plan ("Company's Incentive Bonus Plan") on or before September 1, 1999. Employee shall be eligible to receive a performance-based incentive bonus for each twelve (12) month period during the Term beginning September 1, 1999, based upon the achievement of the criteria specified in the Company's Incentive Bonus Plan, as may be modified or amended from time to time. The incentive bonus, if earned, will be payable in
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EMPLOYMENT AGREEMENT - Page 2

the form of cash, stock options in Consolidation Capital Corporation, the parent company of Company, or other non-cash awards (or any combination of the foregoing), in such proportions, and in such forms, as are determined by the Board or a compensation committee thereof. If the Company's Incentive Bonus Plan is terminated for any reason, the Company will implement a reasonable alternative incentive bonus arrangement for Employee.

        (c) Perquisites, Benefits, and Other Compensation. Employee shall be entitled to the same perquisites and benefits as Employee is receiving as of the date of Employee's execution of this Agreement, subject to such changes, additions, or deletions as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board.

     4.   Expense Reimbursement.  The Company shall reimburse employee for (or,
          ---------------------
at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

     5.   Place of Performance.  Employee shall carry out his duties and
          --------------------
responsibilities here under principally in and from the State of Mississippi. The Company agrees that it may not request or require, for any reason whatsoever, Employee to relocate from his present residence to another geographic location.

     6.   Termination; Rights on Termination.  Employee's employment may be
          ----------------------------------
terminated in any one of the following ways, prior to the expiration of the
Term:

          (a) Death. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

          (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four (4) consecutive months, or for six months out of any twelve month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to the extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided further, that, at the Company's request made within 30 days from the date of such written statement, Employee shall submit to an examination by a doctor selected by the
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EMPLOYMENT AGREEMENT - Page 3

Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. Subject to
Section 6(g) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for six (6) months from the effective date of termination. Such payments shall be made in accordance with the Company's regular payroll cycle.

        (c) Termination by the Company "For Cause." The Company may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of employee's material duties and responsibilities hereunder; (3) Employee's unwillingness or failure to perform his duties satisfactorily (as determined by the Board) in accordance with the provisions specified herein and such unwillingness or failure is not cured by Employee within ten (10) days of written notice thereof; (4) Employee's dishonesty, fraud or misconduct with respect to, or disparagement of, the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (5) Employee's conviction of a felony; or (6) alcohol or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

        (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to Sections 6(f) and 6(g) below, Employee shall receive from the Company the base salary at the rate, plus paid group health insurance, then in effect, for whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

        (e) Termination by Employee for Good Reason. Employee may resign or terminate his employment hereunder for "Good Reason." As used herein, "Good Reason" shall mean the continuance, after ten (10) days' prior written notice by Employee to the Company, specifying the basis for such Employee's having Good Reason to terminate this Agreement, any material breach of this Agreement by the Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement. If Employee resigns or otherwise terminates his employment for any reason other than Good Reason as defined herein, Employee shall receive no severance compensation. If Employee resigns for Good Reason, Employee shall be entitled to severance as if he had been terminated without cause.

        (f) Payment Through Termination. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to
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EMPLOYMENT AGREEMENT - Page 4

termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination under Section 6(d) or 6(e), Employee shall be entitled to receive incentive bonus compensation through the end of the Company's fiscal year in which termination occurs, calculated as if Employee had remained employed by the Company through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above. In the event of a termination under Section 6(b), Employee shall be entitled to receive incentive bonus compensation for the fiscal year in which termination occurs, calculated only through the date of Employee's termination, and paid in such amounts, at such times, and in such forms as are determined pursuant to
Section 3(b) above. Except as specified in the preceding three (3) sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under
Section 11 below and Employee's obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

        (g) Right to Offset. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided, that in the event that (1) Employee secures new employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6 and which Employee did not have at the time of such termination, or (2) Employee secures increased compensation under any other employment, consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings or increased earnings (net of executive placement fees or other similar costs), as the case may be, from such other employment, consulting or other arrangement.

        (h) Options. The rights relating to Employee's stock options shall be governed by the terms and conditions of Consolidated Capital Corporation's Long-Term Incentive Plan (the "Incentive Plan"), it being understood and agreed that upon or after Employee's termination of employment with the Company for any reason, including termination without cause, his options shall only be exercisable if and to the extent that they had become exercisable before such termination and shall remain exercisable only to the extent provided by that plan.
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EMPLOYMENT AGREEMENT - Page 5

     7.   Restrictions on Competition.
          ---------------------------

        (a) During the Term, and thereafter, if Employee continues to be employed by the Company, for the duration of such period, and thereafter for the Restricted Period (defined below), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                (i) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company, within 100 miles of any office of the Company and/or any office of the Company's subsidiaries (the "Territory");

                (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company and/or any of the Company's subsidiaries;

                (iii) call upon any Person within the Territory who is, at the time, or has been, within one year prior to that time, a customer of the Company and/or the Company's subsidiaries for the purpose of soliciting or selling products or services in direct competition with the Company and/or any of the Company's subsidiaries within the Territory;

                (iv) call upon any Person who is, at the time, or has been, within one year prior to that time, a customer of Consolidation Capital Corporation ("CCC") and/or any of CCC's subsidiaries and affiliates with whom Employee has had personal contact for the purpose of soliciting or selling products or services in direct competition with CCC and/or CCC's subsidiaries and affiliates;

                (v) on Employee's own behalf or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who is or, during Employee's employment by the Company, was, to Employee's knowledge, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company. Employee, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed, in writing, that the Company had so called upon such candidate or made an acquisition analysis thereof.

        (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.
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EMPLOYMENT AGREEMENT - Page 6

        (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Section 7 if the Company subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Employee ceases the prohibited actions.

        (d) For the purposes of this Section 7, references to "the Company" shall mean Consolidated Capital Corporation and its subsidiaries.

        (e) The covenants in this Section 7 are severable and separate, and the unenforceability ability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

        (f) All of the covenants in this Section 7 shall be construed as an agreement independent pendent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants; provided, that upon the termination of Employee's employment by Employee for Good Reason pursuant to
Section 6(e) hereof, the Employee may, upon 30 days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section
7. It is specifically agreed that the Restricted Period defined in this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

        (g) Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reason able restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholder. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company throughout the term of these covenants.
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EMPLOYMENT AGREEMENT - Page 7

        (h) As used herein, the "Restricted Period" shall be defined as follows: (1) in the event Employee's employment hereunder is terminated for cause as defined in Section 6(c), the "Restricted Period" shall mean that period of time equal to the longer of: (i) two (2) years from the date of this Agreement; or (ii) the period during which Employee is entitled to receive and is receiving any payment pursuant to paragraph 6 hereof; (2) in the event Employee's employment hereunder is terminated without cause pursuant to Section 6(d), or for good reason as defined in Section 6(e), the "Restricted Period"
shall mean that period of time equal to the longer of:   (i) one (1) year from
the date following the termination of his employment under this Agreement or
(ii) whatever time period is remaining under the Term; or (3) in the event Employee terminates his employment for any reason other than for "good reason" as defined in Section 6(e), the "Restricted Period" shall be two (2) years from the date Employee terminates his employment hereunder.

     8.   Confidential Information.  Employee is employed hereunder by the
          ------------------------
Company in a confidential relationship wherein Employee, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and its future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company. This information is confidential and constitutes the valuable good will of the Company. Employee therefor agrees that he will not, during or after the term of his employment with the Company, disclose the specific terms of the Company's relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, with the exception that the provisions of this Section will not apply to Confidential Information that otherwise becomes generally known in the industry or to the public through no act of the Employee or any person or entity acting by or on the Employee's behalf, or which is required to be disclosed by court order or applicable law.

     9.   Inventions.  Employee shall disclose promptly to the Company any and
          ----------
all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     10.  Return of Company Property.  All records, designs, patents, business
          --------------------------
plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company (including the respective subsidiaries thereof) or their representatives, vendors or customers which pertain to the business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and

EMPLOYMENT AGREEMENT - Page 8

be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

     11.  Indemnification.  In the event Employee is made a party to any
          ---------------
threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reason ably incurred by Employee in connection therewith to the fullest extent provided by law and in accordance with the Company's By-laws.

     12.  No Prior Agreements.  Employee hereby represents and warrants to the
          -------------------
Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

     13.  Assignment; Binding Effect.  Employee understands that he has been
          --------------------------
selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Company may assign this Agreement only to the purchaser of substantially all of the assets of the Company. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     14.  Complete Agreement; Waiver; Amendment. This Agreement is not a promise
          -------------------------------------
of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral of written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this agreement may be waived except by a writing signed by the party waiving the benefit of such term.

k

EMPLOYMENT AGREEMENT - Page 9

     15.  Notice.  Whenever any notice is required hereunder, it shall be given
          ------
in writing addressed as follows:

          To the Company:   Ivey Mechanical Company, Inc.
                            c/o F. Traynor Beck
                            800 Connecticut Avenue, N.W.
                            Suite 1111
                            Washington, D.C.  20006

          To the Employee:  Joseph M. Ivey
                            314 North Wells
                            Kosciusko, MS  39090

     16.  Severability; Headings.  If any portion of this Agreement is held
          ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

     17.  Equitable Remedy.  Because of the difficulty of measuring economic
          ----------------
losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenant.

     18.  Arbitration.  Any unresolved dispute or controversy arising under or
          -----------
in connection with this Agreement shall be settled exclusively by arbitration, conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined herein, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. The arbitration proceeding shall be held in the city where the Company's corporate headquarters is located. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 17 above, from any court of competent jurisdiction, without the need to resort to arbitration.

     19.  Governing Law.  This Agreement shall in all respects be construed
          -------------
according to the laws of the State of Mississippi.

        IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.



                                   "COMPANY"

                                /s/ F. Traynor Beck
                              --------------------------------------------
                              By:   F. Traynor Beck
                                    Vice President and Assistant Secretary

                                    "EMPLOYEE"

                                /s/ Joseph M. Ivey
                              --------------------------------------------
                                    Joseph M. Ivey